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                                                                  EXHIBIT 10(n)4
                                                           ALLETE 2006 Form 10-K

                                AMENDMENT TO THE
                           ALLETE DIRECTOR STOCK PLAN
                           EFFECTIVE FEBRUARY 15, 2007

The ALLETE Director Stock Plan, dated May 9, 1995, as amended, is amended as follows:

1. Effective February 15, 2007, Section V.B. is DELETED and REPLACED with the following:

     B. Each Director shall receive on the first business day in June following each annual meeting of shareholders, a Stock Payment equal in value to $60,000. To provide such Stock Payment to each Director, the Company shall cause shares of Common Stock to be purchased in the market and deposited to said Director's Dividend Reinvestment Plan Account on such date as a portion of the Annual Retainer payable to such Director for the Plan Year in which such date occurs. Any fraction of a Share shall be disregarded and the remaining amount shall be paid in cash. The cash portion of the Annual Retainer for such Plan Year shall be paid to Directors at such times and in such manner as may be determined by the Board of Directors. Directors joining the Board during the Plan Year after the first business day in June will receive their Stock Payment on the first business day following the effective date of their election or appointment to the Board.

                               ALLETE, INC.


                               By: /s/ Donald J. Shippar
                                   ---------------------------------------------
                                   Donald J. Shippar
                                   Chairman, President & Chief Executive Officer
ATTEST:


By: /s/ Deborah A. Amberg
    --------------------------------------------------
    Deborah A. Amberg
    Senior Vice President, General Counsel & Secretary